As filed with the Securities and Exchange Commission on February __, 2000
                                               Registration No.  333-
===============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  Form S-3
                           REGISTRATION STATEMENT
                                   Under
                         The Securities Act of 1933

                       PACIFIC GATEWAY EXCHANGE, INC.
           (Exact name of registrant as specified in its charter)

            Delaware                                      94-3134065
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                          Identification No.)


                      500 Airport Boulevard, Suite 340
                        Burlingame, California 94010
                               (650) 375-6700

           (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Howard A. Neckowitz
                       Pacific Gateway Exchange, Inc.
                      500 Airport Boulevard, Suite 340
                        Burlingame, California 94010
                               (650) 375-6700
         (Name, address, including zip code, and telephone number,
                including area code, of agent for service)

                                 Copies To:
                              Laura D. Richman
                            Mayer, Brown & Platt
                          190 South LaSalle Street
                          Chicago, Illinois 60603
                               (312) 782-0600

      Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions.
      If the only securities registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier registration statement for the same offering. |_|
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                      CALCULATION OF REGISTRATION FEE
==============================================================================================================
                                                                Proposed         Proposed
                                                                Maximum          Maximum           Amount of
         Title of Class of Securities       Amount ot be     Offering Price      Aggregate       Registration
               to be Registered              Registered         Per Share      Offering Price         Fee

Common Stock ($.0001 par value).....           ---                ---           $14,145,000 1/      $3,735
Common Stock ($.0001 par value).....          60,000           $20.72    2/     $ 1,243,200 2/      $  329

==============================================================================================================

1/ Pursuant to Rule 457(o), the registration fee for these shares is calculated on the basis of the maximum aggregate offering price.

2/ Pursuant to Rule 457(h)(1), the Proposed Maximum Offering Price Per
   Share is estimated as $20.72 solely for purposes of calculating the registration fee on the basis of the average of the high and low prices of the Common Stock as reported in The Wall Street Journal on February 8, 2000.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer, solicitation or sale is not permitted.

                           Preliminary Prospectus
                  Subject To Completion, February 11, 2000


                       PACIFIC GATEWAY EXCHANGE, INC.
                                Common Stock


    This prospectus relates to the offer and sale from time to time of ______ shares of our common stock by certain selling stockholders who receive shares from us in connection with our asset acquisitions. The selling stockholders are identified in this prospectus under the heading "Selling Stockholders." We will not receive any proceeds from the sale of common stock by the selling stockholders.

    Each of the selling stockholders may offer the shares from time to time and in any of several different ways, including:

      o     through brokers or other agents,
      o     to underwriters or dealers,
      o     directly to one or more purchasers, and
      o     by a combination of these methods of sale.

The selling stockholders may sell their shares at whatever prices are current at the time of a sale or at other prices to which they agree.

    The selling stockholders and any broker-dealers or other persons acting on their behalf in connection with the sale of common stock under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by them and any profits realized by them on their sale of common stock as principals may be deemed to be underwriting compensation under the Securities Act of 1933. We will pay all expenses with respect to this offering, except for brokerage fees and commissions and transfer taxes for the selling stockholders, which will be borne by the selling stockholders. See "Plan of Distribution" for a further description of how generally selling stockholders may dispose of the shares covered by this prospectus.

    Our common stock is traded and quoted on the Nasdaq National Market under the symbol "PGEX." On February 7, 2000, the last sale price of the common stock, as reported in the Wall Street Journal, was $20 3/8 per share.

    These shares offered by this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 5 for a discussion of certain factors that you should consider before buying shares of common stock.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                            -------------------

              The date of this prospectus is _______ __, 2000

    You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

      Unless the context otherwise requires, references in this prospectus to the "Company" shall mean Pacific Gateway Exchange, Inc. and its subsidiaries, collectively. "We" or "our" shall refer to the Company, not the selling stockholders. References to the "common stock" shall mean Pacific Gateway Exchange's common stock, par value $.0001 per share.


              DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    All statements other than statements of historical facts included, or incorporated by reference, in this prospectus, including statements regarding our future financial condition, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward- looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such forward-looking statements are inherently subject to risks, uncertainties and assumptions, including, among other things, the following:

    o difficulties that may be encountered in the development of bandwidth services, including construction delays, regulatory obstacles, contract disputes or the lack of opportunities for additional bandwidth purchases;

    o uncertainties in the growth of our retail operations and the development of our new business lines, such as our bandwidth and Internet operations, including uncertainties about the difficulty of integrating acquisitions, hiring appropriate personnel and competitive conditions;

    o termination of our operating agreements with other carriers or our inability to enter into additional operating agreements;

    o     inaccuracies in our forecasts of traffic;

    o changes in the availability of transmission facilities such as domestic, international and undersea fiber optic cable systems or in the feasibility, timing or expense of building or leasing those facilities;

    o     loss of the services of key officers;

    o     loss of a customer that provides significant revenues;

    o opportunities for, and problems relating from, the acquisition of other companies or offshore facilities;

    o changes in the ratios between the amount of telecommunications traffic we deliver and the amount we receive from foreign partners under our operating agreements and termination arrangements;

    o     Internet growth at slower rates than expected; or

    o consolidation of our competitors within the telecommunications, bandwidth and Internet industries.

    These factors and the risk factors and forward-looking statements referred to under "Risk Factors" and elsewhere in this prospectus could cause actual results or outcomes to differ materially from our expectations. You should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors, if any, will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.


                          PACIFIC GATEWAY EXCHANGE

    Pacific Gateway Exchange is a diversified global, facilities-based telecommunications company providing wholesale and retail telecommunications services, bandwidth services and Internet services. We own and operate a high bandwidth fiber optic network connecting key metropolitan centers in the United States, Europe, Asia and the Pacific. As of September 30, 1999, we had partial ownership interests in 32 digital undersea fiber optic cable systems in service or under construction in the Atlantic, Pacific and Caribbean regions, including investments in the Japan-U.S. cable system and the TAT-14 trans-Atlantic cable system that are currently being constructed. We have ten international gateway switches located in the United States, Europe, Asia and the Pacific. Our global network supports our three major lines of business:

o Telecommunications Services. Since 1995, we have consistently earned profits and generated positive operating cash flow by using our own facilities to deliver high quality telecommunications services to a diverse array of customers. As of December 31, 1999, we had approximately 210 wholesale customers, including four of the largest U.S. long distance carriers and major foreign carriers located around the world as well as small and medium sized companies that do not have their own facilities.
     We believe that these customers choose Pacific Gateway because we offer comprehensive, low-cost and highly reliable services. We are able to offer these services through our 44 operating agreements and termination arrangements that provide for the exchange of traffic with major foreign carriers, as well as our own international bandwidth and transmission facilities with the capacity to meet their expanding needs. In addition, we provide higher-margin retail end-user telecommunications services on a pre-subscribed and dial around basis to our customers in the United States. We specialize in targeting ethnic groups residing in the United States that are high-volume consumers of international telecommunications services. We have established intensive marketing programs to Filipino, Japanese, Chinese, Vietnamese, Russian, Romanian and Korean communities resident in the United States.

o Bandwidth Services. We sell and lease high bandwidth fiber optic capacity to other global telecommunications carriers, Internet service providers and satellite communications providers. We also generate on-going cash flow by providing maintenance services on sold and leased capacity. Our network connects North America, Europe, Asia and the Pacific, as well as key U.S. cities. To expand the reach of our network, we also plan to acquire strategic segments of domestic capacity in foreign countries.
     For example, in August 1999, we agreed to form a joint venture with KDD Submarine Cable Systems, Inc. to construct and operate backhaul facilities in Japan connecting the Maruyama, Japan cable station with Tokyo.

o Internet Services. To take advantage of the synergies between our telecommunications services and the rapid growth of the Internet, we have begun to offer Internet services, including general connectivity services. We expect to expand our connectivity services in the U.S. and offshore and to provide co-location services in key cities. We will target our foreign partners, carrier customers, a wide range of Internet providers and small to medium sized multinational corporations. We are connected to six major Internet peering points in the United States, are members of the London and Japan Internet Exchanges and are in the process of joining the Amsterdam and Frankfurt Internet Exchange. In September 1999, we acquired Onyx Internet Ltd., an Internet service provider and Web design company located in England, which will serve as a springboard for the European expansion of our Internet operations.

                               RISK FACTORS

    Prospective investors should consider carefully the specific factors set forth below, as well as the other information set forth elsewhere in this prospectus before investing in the common stock.

Risks Relating to Our Business

    Managing Diversification--the success of our business plan depends on our ability to enter new lines of business.

    We have recently entered into a phase of rapid diversification. We are expanding our business lines from being a provider of international wholesale telecommunications services to becoming a diverse supplier of wholesale and retail telecommunications services, bandwidth services and Internet services. These efforts require us to assume greater risks, such as:

    o        greater demands on management's time;

    o the ability of management to learn new skills while continuing to manage effectively our existing operations;

    o investment risks associated with expenditures for new lines of business; and

    o        increased pressures upon our operations and financial systems.

    As we grow and expand our business, if we are unable to attract and retain additional qualified personnel, we could be materially and adversely affected. We expect that our expansion and diversification will lead to increased administrative demands, such as:

    o increased operational complexity associated with expended network facilities and service offerings; and

    o administrative burdens associated with managing increased foreign operations, as well as with hiring, training and supervising new employees.

    If we do not manage our diversification effectively, our business, financial condition or results of operations may be materially and adversely affected. We cannot assure you that our bandwidth and Internet business lines will be successful.

    Need for Additional Financing--Our success is significantly tied to our ability raise additional money.

    To fulfill our long-range business plan, we will require substantial capital for investments in additional facilities and equipment. The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of financial, business and other factors, many of which are beyond our control, as well as future acquisitions.

    In addition, our new credit facility matures on November 20, 2000. At that time, we will need to replace it in order to fulfill our business plan. We cannot assure you that we will be able to raise this additional financing, or, if we are able to raise this additional financing, that the terms of that financing will be favorable to us.

    Declining Prices--Each of our business lines is highly sensitive to declining prices.

    Prices of telecommunications services have decreased, and are likely to decrease in the future, for a variety of reasons, including:

    o        increased competition among existing carriers;

    o        new entrants into niche markets; and

    o joint ventures and business combinations among large international carriers that facilitate targeted pricing and cost reductions.

As a result of declining prices, our average telecommunications price per minute declined from $0.29 per minute during 1998 to $0.25 per minute during the nine months ended September 30, 1999.

    The prices we charge our customers for international services may also decrease in the future due to:

    o the provision of international telecommunications services via non-traditional means
            (including the Internet); and

    o recent technological advances that permit increases in transmission capacity of communications networks, including the rapid growth of international circuit capacity due to the development of new undersea fiber optic cables and new high capacity satellite systems in the Atlantic, Pacific and Indian Ocean regions.

    Future decreases in wholesale prices, without corresponding decreases in the cost of our international long-distance services, would adversely affect our margins. If we are unable to increase the volume of traffic we handle, our business could become less profitable and may generate less cash. We cannot assure you that we will be able to increase our wholesale traffic volume or reduce our operating costs sufficiently to offset price decreases, and our inability to do so may have a material adverse effect on our business, financial condition or results of operations.

    Retail long distance prices have also recently decreased and are likely to continue to decrease due to increased competition and decreasing wholesale prices. We cannot assure you that we will be able to increase our retail traffic volume or reduce our operating costs sufficiently to offset retail price decreases. Our inability to do so may have a material adverse effect on our business, financial condition or results of operations.

    A decline in the price of undersea or land-based fiber optic capacity could impair our bandwidth services strategy and have a material adverse effect on our business, financial condition or results of operations. Factors that could result in a price decline include availability of capacity and technological innovations that increase the capacity of a particular system and provide alternative communications technologies.

    Prices for Internet services vary from country to country, but are generally declining. Internet pricing is very competitive, and in some cases, our competitors provide connectivity or co-location services for no charge. We cannot assure you that these events will not have a material adverse effect on our business, financial condition or results of operations.

    Managing Rapid Growth--If we are unable to manage the demands that come with rapid growth, we may be unable to compete successfully in the future.

    We are experiencing a period of rapid growth, which we expect to continue to place a significant strain on our management and our operational and financial resources. In order to manage our growth effectively, we must continue to:

    o accurately forecast demand for use of our network to optimize its usage in order to avoid insufficient or excessive transmission facilities, network capacity or disproportionate fixed expenses;

    o implement and improve our operational and financial systems and controls; and

    o        expand, train and manage our employee base.

    If we do not have sufficient facilities to handle all of our traffic on a given route, the overflow traffic is handled by other international carriers on a minutes-of-use basis. We cannot predict at this time whether the quality of these services will be satisfactory to us and our customers. Additionally, we generally incur higher costs to handle overflow traffic.

    Our accounting and information systems and policies have been developed as we have experienced significant growth; however, they may not have developed at a rate consistent with the growth of our Company. We cannot assure you that they will be adequate to support our future operations. If we are not able to manage our growth effectively, maintain the quality of our services and diversify our services quickly and effectively, then our ability to achieve our business plan may be materially and adversely affected.

    Risks of Reduced Profitability--We may experience lower earnings due to substantial investments in network facilities and the expansion of our Internet operations.

    The development of network facilities entails prior planning and the incurrence of significant costs prior to generating any revenues from such facilities. Our planning, in large part, is based upon our expectations concerning future revenue growth and market developments. As we expand our network, our cost of services will increasingly consist of fixed costs arising from the ownership and maintenance of our switches and undersea fiber optic cables. Cost increases and a decrease in our operating margins may occur in the short-term, resulting in lower earnings. If we handle less traffic or otherwise fail to make optimal use of our network, our gross margin could decline significantly, which could have a material adverse effect on our business, financial condition or results of operations.

    The construction of undersea and land-based cable facilities is ongoing and time sensitive. Our business plan for the expansion of our network is based in large part upon our expectations as to the construction costs and availability of the Japan-U.S. and TAT-14 undersea cable systems which are currently under construction. If construction costs of these systems exceed expectations or if planned cable system marketing efforts do not succeed, we will be required to contribute additional capital to fund these cable systems. If these cable systems are not available for service on a timely basis, whether due to construction delays or otherwise, the delay in receipt of revenues and the obligation to provide services from other sources, perhaps at increased costs (or risk of certain customers terminating their arrangement with us), could have a material adverse effect on our business, financial condition or results of operations.

    The terms of our cable system consortium arrangements, including the Japan-U.S. and TAT- 14 undersea cable systems, contain various obligations for which we are responsible, including the payment of annual operating and maintenance costs, compliance with operating and other technical standards and restrictions as to the use, assignability and sale of capacity. If due to disputes, breaches or otherwise, the cable facilities provided for in such arrangements are not available to us, it would have a material adverse affect on our business, financial condition or results of operations.

    The expansion of our Internet operations also will require substantial investment in equipment, personnel and sales and marketing efforts, and may involve substantial expenses that are not now anticipated. We expect that these investments will decrease our profitability in the short- term.

    Risks from Internet Operations--We may not be able to successfully grow our Internet operations.

    Our success in our new Internet operations will depend on several factors, including our ability to:

    o        expand into the Internet business;

    o negotiate the necessary interconnection agreements (so called, "peering agreements") with other Internet providers;

    o achieve the "critical mass" necessary for success as an Internet company;

    o compete successfully and earn profits in an increasingly competitive and price sensitive Internet marketplace;

    o identify data center sites and install facilities in a timely and cost-effective manner;

    o        win customers from established vendors; and

    o hire network, customer support, sales and marketing personnel to implement and manage our Internet operations.

    The expansion of our Internet operations will require us to expend substantial resources for the lease and build out of data centers, purchase of equipment and hiring of network, customer support, sales and marketing personnel. We also plan to make significant investments in the sales and marketing and the development of new services as we expand our Internet operations. These investments will impose a substantial strain on our financial resources and could impair our ability to pay interest and principal on the notes. We cannot assure you that we will be able to successfully grow our Internet operations, that our Internet operations will become profitable or that we will remain in the Internet market.

    Substantial Leverage--Our substantial indebtedness could adversely affect our financial health.

    We have a credit facility as well as vendor financing facilities. In addition, we are seeking additional debt financing to fulfill our long-range business plan. Our substantial indebtedness could have important consequences to you. For example, it could:

    o increase our vulnerability to general adverse economic and industry conditions;

    o require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our indebtedness, which would reduce the availability of our cash flow to fund working capital (including expansion of our retail, telecommunications and Internet operations), capital expenditures, diversification efforts and other general corporate purposes;

    o limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

    o place us at a competitive disadvantage compared to our competitors that have less debt;

    o        limit our ability to borrow additional funds; and

    o        subject our business to restrictive covenants.

    Competition--We operate in highly competitive business sectors and compete with many larger and better capitalized companies.

    The international telecommunications industry is highly competitive. International telecommunications providers compete on the basis of:

    o        price;

    o        customer service;

    o        transmission quality;

    o        breadth of service offerings; and

    o        value-added services.

In addition, competition may increase due to deregulation of the telecommunications industry in offshore markets.

    The wholesale and retail telecommunications, bandwidth and Internet tend to be dominated by companies much larger than we are with financial and network resources that far exceed ours. The wave of consolidation sweeping through the telecommunications industry may increase the competition we face.

    Competition would further intensify if the Regional Bell Operating Companies, sometimes called "RBOCs," are permitted to offer long distance services. Any significant increase in competition could have a material adverse effect on our business, financial condition or results of operations.

    Sufficiency of Our Network--We must be able to expand and adapt our network infrastructures.

    We must continue to expand and adapt our network as the number of customers we serve grows, our service portfolio expands and technology advances. If we are unable to expand and adapt our network infrastructure, we may lose customers. Furthermore, we only recently have deployed our Internet services. Accordingly, it is difficult to determine if our network will be able to handle, connect and manage large numbers of users at high transmission speeds. We may not be able to provide our customers with the increasing levels of data transmission capacity they may require for a number of reasons, such as our possible inability to raise the funds needed to develop the network infrastructure to maintain adequate data transmission speeds or our inability to obtain additional network capacity. We may encounter unforeseen circumstances that could require us to incur additional costs or to delay necessary network upgrades. We may experience equipment or software incompatibility, among other things, if we upgrade our network to increase its capacity. This may cause delays in our attempts to expand or improve our services.

    Technological Advances--Technological advances could impact our competitive position.

    The communications industry is experiencing a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing fiber optic transmission capacity. The technologies being developed or already introduced include:

    o fiber optic cable systems having capacity far in excess of our current network capacity;

    o       satellite-based systems, such as the INTELSAT and PanAmSat systems;

    o equipment utilizing the Internet for international telecommunications and data communications;

    o digital wireless communications systems such as personal communications services;

    o       broadband multimedia applications; and

    o       digital subscriber line technology.

Any of these technologies could render our facilities obsolete or no longer cost-effective.

    We are unable to predict which of the many possible future products and service offerings will be important to maintain our competitive position or what expenditures will be required to develop and provide those products and services.

    Dependence on Operating Agreements With Foreign Partners--Termination of our operating agreements or our inability to enter into operating agreements in the future could materially and adversely affect our ability to compete in foreign countries.

    We rely on operating agreements with foreign partners to terminate telecommunications traffic in, and receive return telecommunications traffic from, foreign countries. These operating agreements are generally for an unspecified term in accordance with industry practice. Many of our foreign partners have invested with us in our digital undersea fiber optic cable systems to assure long-term telecommunications access between their countries and the United States. While we have been successful in negotiating and maintaining these operating agreements, the trend toward deregulation of telecommunications in many countries and a significant reduction in outgoing traffic carried by us, among other things, could cause foreign partners to terminate their operating agreements or cause these operating agreements to have substantially less value to us. Termination of some of these operating agreements could have a material adverse effect on our business, financial condition or results of operations.

    We cannot assure you that we will be able to enter into additional operating agreements in the future. In some countries that have a monopoly carrier or very few competing carriers, it may be difficult for us to negotiate operating agreements for the termination of traffic on reasonable terms and at acceptable rates, if at all. In addition, when there are very few carriers available to terminate traffic in a given country, the transmission quality provided in that country may be unacceptable, in which case, in order to terminate traffic in that country, we would be required to find other carriers willing to terminate traffic or use alternative arrangements that may be more costly. The failure to enter into these types of additional operating agreements could limit our ability to increase our revenues on a profitable basis.

    Dependence on Availability of Transmission Facilities--We may not be able to obtain the additional bandwidth capacity that we need on a timely basis, or at all, in order to implement our business plan.

    We need access to substantial amounts of additional bandwidth capacity in order to achieve our business plan. Our ability to obtain this capacity depends on many factors, several of which are beyond our control, including:

    o        the formation of new fiber optic cable consortiums;

    o the ability of the consortiums to obtain financing, the necessary rights of way and regulatory and environmental approvals;

    o the availability of personnel and equipment to construct the cables; and

    o        political and economic events in the countries involved.

    These events could preclude or delay the construction or the completion of facilities necessary for the achievement of our business plan and could have a material adverse effect on our business, financial condition or results of operations.

    System Security--We face risks associated with the security of our systems.

    Although we expect to design and implement a variety of network security measures, unauthorized access, computer viruses, accidental or intentional action and other disruptions could occur. In addition, we may incur significant costs to prevent breaches in security or to alleviate problems caused by breaches. Any breaches that may occur could result in liability to us, loss of existing customers and the deterrence of future customers.

    Change in Accounting Standards--A change in accounting standards may require us to change our timing of recognizing revenues.

    Effective June 30, 1999, the Financial Accounting Standards Board, sometimes called "FASB," issued FASB Interpretation No. 43 "Real Estate Sales," sometimes called "FIN 43," which affirms that sales of "integral equipment" be accounted for in accordance with real estate accounting rules as previously set forth in FASB No. 66. We believe that the application of FIN 43 is likely to result in the classification of undersea and land-based fiber optic cables and related equipment as "integral equipment" as defined in FIN 43. This accounting for indefeasible rights to use, sometimes called "IRUs," fiber optic capacity would not change the timing or amount of cash proceeds or network assets we expect to receive under the commitments we have made to sell or lease bandwidth capacity. It would require us, however, to recognize the revenue from some agreements as operating leases over the lives of the agreements as opposed to the industry practice prior to the issuance of FIN 43, under which revenues were recognized during the period in which initial access to the capacity was provided. As a result, this accounting treatment would reduce the revenues and income that we would recognize in the earlier years of the agreements and spread it out over the lives of the agreements regardless of when the cash or network assets were received or initial access to the capacity was provided.

    Risks of International Telecommunications Business--We have significant operations that are subject to risks of operating in foreign countries.

    We currently generate a substantial portion of our revenues by providing international telecommunications services to our customers in the United States and in six offshore markets. The international nature of our operations subjects us to certain risks, such as:

    o changes in foreign government regulations and telecommunications standards;

    o enforcement actions by government agencies charging that our foreign carrier arrangements are inconsistent with regulatory policy;

    o        changes in licensing requirements;

    o        changes in taxes;

    o        establishment of other trade barriers;

    o        ability to staff and manage our foreign operations; and

    o        political and economic instability in foreign nations.


    Our revenues and costs of long distance services are sensitive to:

    o        changed in international settlement rates;

    o        differences in payment cycles between U.S. and foreign carriers;

    o changes in the ratios between traffic we deliver and traffic we receive;

    o        foreign currency fluctuations; and

    o        import and expert regulations.

    In addition, our business could be adversely affected by a reversal in the current trend toward deregulation of foreign government-owned telecommunications carriers.

    If any dispute arises from our foreign operations, we may be subject to the exclusive jurisdiction of foreign courts and may not be successful in having those disputes brought to court in the United States. We also may be hindered or prevented from enforcing our rights with respect to foreign governments because of the doctrine of sovereign immunity.

    We cannot assure you that the laws, regulations or administrative practices of foreign countries relating to our ability to do business in those countries will not change. Any such change could have a material adverse effect on our business, financial condition or results of operations. We will be increasingly subject to these risks as we proceed with the planned expansion of our international operations.

    Dependence on Key Personnel--Our success is significantly tied to the continued services of certain of our officers and other key personnel.

    We are dependent on the efforts of certain key personnel to successfully operate our business. These individuals include:

    o Howard A. Neckowitz, Chairman of the Board, President and Chief Executive Officer,

    o Gail E. Granton, Co-Chief Operating Officer, Global Marketing and Offshore Development and Secretary,

    o Thomas J. Murphy, Co-Chief Operating Officer, Global Networks and IP Development, and

    o        Sandra D. Grey, Chief Financial Officer and Vice President,
             Finance,

as well as a group of employees with long-standing industry relationships and technical knowledge of our operations. The loss of the services of one or more of these individuals could materially and adversely affect our business and our future prospects.

    Risks Associated with Joint Ventures, Direct Investments and
Acquisitions--We may not be able to integrate these investments successfully with our existing business.

    An important component in our business strategy is to expand through joint ventures, investments and acquisitions. This growth strategy depends on the continued availability of suitable strategic opportunities and subjects us to certain risks. Pursuing these transactions could place significant demands on our financial and management resources and potentially disrupt our ongoing business. Transactions also may require integration of business and network systems and other physical facilities and personnel. Difficulties in integration could cause system degradation, added costs and loss of employees and customers. We cannot assure you that we will be successful in overcoming these risks or other problems in connection with future transactions.

    Government Regulation--We are subject to telecommunications regulation in the United States and in foreign countries, and the manner in which such regulation is interpreted or enforced could materially impact our business.

    As an international and U.S. domestic telecommunications company, we are subject to varying degrees of regulation in the United States at the federal and state level and in each of the other jurisdictions in which we provide our services. Interpretation and enforcement of these laws and regulations vary widely, can be unpredictable, and may be subject to the informal views of government officials that regulate telecommunications in each country. To the extent that the interpretation or enforcement of applicable laws and regulations is uncertain or unclear: (1) we may provide services or use transmission methods that violate U.S. or foreign laws or regulations; or (2) we may fail to obtain approvals or to file certain reports or other documents that may be required under such laws or regulations.

    If we are found to be in violation of applicable laws and regulations or if our interpretation of such laws and regulations proves incorrect, we could be subject to enforcement actions or lose, or be unable to obtain, regulatory approvals necessary to provide certain services or to use certain transmission methods. We cannot assure you that we will not be subject to fines, penalties or other sanctions, including being denied the ability to offer products and services, as a result of any violations, regardless or whether such violations are corrected. In addition, we cannot assure you that future U.S. or foreign regulatory, judicial and legislative actions or changes will not impair our operations, or that domestic or international regulators or third parties will not raise material issues with regard to our compliance with applicable regulations. Any of these events could have a material adverse effect on our business, financial condition or results of operations.

    Operating Results Subject to Significant Fluctuations--Our quarterly operating results are subject to variation, which could cause us not to meet the expectations of securities analysts, and should not be relied upon as an accurate indicator or our overall performance.

    Our quarterly operating results are difficult to forecast with any degree of accuracy because a number of factors subject these results to significant fluctuations.

    Our quarterly operating results have fluctuated in the past and are likely to fluctuate significantly in the future. These fluctuations could cause our reported results to fall short of the expectations of securities analysts and investors for such quarter, which could have a material adverse effect on the market price of our common stock. Factors that could lead to such fluctuations include capital costs, the introduction of new products and services, problems associated with entering new lines of business and announcements about us or our competitors. Additional factors that may contribute to variability of operating results include:

    o        the pricing and mix of services we offer;

    o        our customer retention rate;

    o changes in pricing policies and product offerings by our competitors;

    o        growth in demand for network and Internet access services;

    o one-time costs associated with acquisitions and regional consolidation;

    o        general telecommunications services' performance and availability;
             and

    o other factors discussed in the "Risk Factors" section of this prospectus.

    Our revenues in any given period can vary due to factors such as:

    o delays or difficulties in the development of new products or programs or in the integration of business and network systems and other physical facilities and new management personnel;

    o technical difficulties with or failures of portions of our network that impact our ability to provide services to or bill our customers;

    o        demand for and market acceptance of our Internet services;

    o        capacity utilization of our Internet service exchange facilities;

    o        the ability to maintain or increase peering relationships; and

    o        changes in our pricing policies and those of our competitors.

    In response to competitive pressures, we may take certain pricing or marketing actions that could have a material adverse effect on our business, financial condition or results of operations. Therefore, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and cannot be relied upon as indicators of future performance.

    Customer Concentration--Our business would be seriously impaired if we lost one or more of our significant customers.

    Our five largest customers accounted for approximately 31.4% of our revenues for the nine months ended September 30, 1999, and two of these customers collectively accounted for approximately 21.2% of our revenues for that period. Our operating and financial performance is currently dependent, in large part, upon our relationships with these customers. We cannot assure you that we will be able to maintain these relationships consistent with historical levels or at all.

    Online Service Liability--We may face liability and other risks as a result of information disseminated through our network.

    The law relating to the liability of Internet access, inter-connection and service providers for information carried by their networks is currently unsettled. It is possible that claims could be made against Internet access and inter-connection providers under United States, European Union or other foreign law for defamation, negligence, privacy, infringement, regulated content or under other legal theories. We carry general liability insurance, but it may not be adequate to compensate or cover us in the event that we become liable for information carried by our network. In addition, legislation has been recently passed, and continues to be proposed, that imposes liability for or prohibits the transmission over the Internet of certain types of information. The increased attention focused upon liability issues as a result of potential lawsuits, new laws and legislative proposals could impact the growth of Internet use.

    Anti-Takeover Provisions--Certain provisions of our charter, bylaws and Delaware law may discourage or impede a change of control.

    Our board of directors has the authority to cause us to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or actions by the stockholders. Our board of directors authorized the issuance of 50,000 shares of Preferred Stock designated as Series A Junior Participating Preferred Stock. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. The issuance of shares of preferred stock could have the effect of making it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, a majority of our outstanding voting stock. Our board is divided into three classes, each of which comes up for election once every three years. As a result, it would not be possible for a person to take control of our board in one election. We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in a prescribed manner. The application of Section 203 could have the effect of delaying or preventing a change of control. Furthermore, certain provisions of our bylaws, including provisions that provide that the exact number of directors shall be determined by a majority of the board of directors, that vacancies on the board of directors may be filled only by a majority vote of the directors then in office, though less than a quorum, and that stockholder meetings may only be called by the board of directors or the chairman of the board, may have the effect of delaying or preventing a change in control, which could adversely affect the market price of our common stock. In addition, our stockholders rights plan would cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. These provisions may discourage takeover bids for us.

    No Future Dividends -- We have not paid dividends on our common stock and do not anticipate doing so in the foreseeable future.

    We have not paid dividends to date on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Our credit facility and vendor financing facility restrict our ability to pay dividends on our common stock. Future debt instruments may also contain provisions restricting our ability to pay dividends on our common stock.

                              USE OF PROCEEDS

    Pacific Gateway Exchange will not receive any of the proceeds from the sale of common stock by the selling stockholders.


                            SELLING STOCKHOLDERS

    The following table sets forth the number of shares of common stock owned by each selling stockholder as of ____________, 2000, the number of shares of common stock that may be offered for the selling stockholder's account and the number of shares of common stock and, based on the number of shares of common stock owned as of _______ __, 2000, the percentage of the shares of common stock to be owned by such selling stockholder if they elect to sell all of such selling stockholder's shares of common stock.



                                               Maximum
                                               Number of    Shares of Common
                                               Shares       Stock to be Owned
                                 Shares of   Available to   Assuming Sale of
                                 Common        be Sold         All Shares
              Name of            Stock         Pursuant     Available for Sale
        Selling Stockholder      Owned         Hereto          Hereunder(1)
     -----------------------     -----          ------      ------------------
                                                             Number     Percent
                                                             ------     -------
NOSVA Limited                                                  0           0%
Partnership(2)

The Lustigman Firm,               3,000          3,000         0           0%
PC(3)
Sonya Bly(3)                      9,000          9,000         0           0%

Robert Sorrentino(3)             48,000         48,000         0           0%

-------------------------


(1) Assumes all stock that may be offered pursuant to this prospectus is sold, and no other shares owned by the selling stockholders are sold.

(2) These shares of common stock are being issued in connection with our acquisition of the retail customers and assets of the international division of NOS Communications, Inc.

(3) These shares of our common stock are being issued in connection with our acquisition of the retail customers and assets of Advantage Telecom.

                            PLAN OF DISTRIBUTION

       Pacific Gateway Exchange is registering the shares of common stock on behalf of the selling stockholders.

       The selling stockholders or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale- related transfer after the date of this prospectus, may sell their shares from time to time by any method permitted by the Securities Act of 1933. The selling stockholders will act independently of Pacific Gateway Exchange in making decisions with respect to the timing, manner and size of each sale.

       The selling stockholders, including their pledgees, donees, transferees or other successors-in- interest, may sell the shares of common stock covered by this prospectus from time to time at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

       o       in privately negotiated transactions;

       o       through broker-dealers, who may act as agents or principals;

       o in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

       o through one or more underwriters on a firm commitment or best-efforts basis;

       o       directly to one or more purchasers;

       o       through agents;

       o through option transactions, forward contracts, equity swaps or other derivative transactions relating to the securities;

       o       through short sales of the securities; and

       o       in any combination of the above.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. Pursuant to an agreement with Pacific Gateway Exchange, NOSVA Limited Partnership may not sell on any trading day more than 30,000 shares of common stock issued to it in connection with the acquisition of the retail customers and assets of the international division of NOS Communications, Inc.

       As mentioned above, the selling stockholders may enter into hedging transactions with broker- dealers in connection with distributions of the shares or otherwise. In such transactions, broker- dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

       Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Each particular broker-dealer will receive compensation in amounts negotiated in connection with the sale, which might be in excess of customary commissions. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders have advised Pacific Gateway Exchange that they have not entered into any agreements, understandings or arrangements with any underwriters or broker- dealers regarding the sale of their securities. As of the date of this prospectus, there are no special selling arrangements between any broker-dealer or other person and the selling stockholders. No period of time has been fixed within which the shares will be offered or sold.

       If required under applicable state securities laws, the selling stockholders will sell the shares only through registered or licensed brokers or dealers. In addition, in certain states the selling stockholders may not sell the shares unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

       Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. Pacific Gateway Exchange will make copies of this prospectus available to the selling stockholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

       When a selling stockholder elects to make a particular offer of the shares which are the subject of this prospectus, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation such selling stockholder and any other required information.

       In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, Pacific Gateway Exchange will file a supplement to this prospectus.

       Pacific Gateway Exchange will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares, except in the case of certain underwriting discounts and expenses relating to the sale of NOSVA Limited Partnership's shares which will be paid by Pacific Gateway Exchange. Pacific Gateway Exchange and NOSVA Limited Partnership have agreed to indemnify each other and certain other persons in connection with the offering of the shares of common stock, including some liabilities under the Securities Act of 1933.

                    WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any of this information at the SEC's public reference rooms at:

Public Reference Room    New York Regional Office   Chicago Regional Office
450 Fifth Street, N.W.    7 World Trade Center      500 West Madison Street
    Room 1024                  Suite 1300                 Suite 1400
Washington, D.C. 20549   New York, New York 10048  Chicago, Illinois 60661-2511

       You may call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Copies of filed documents can also be obtained by mail from the Public Reference Room at the above address or may be accessed at the SEC's web site at http://www.sec.gov. The SEC filing number for our documents filed under the Securities Exchange Act of 1934 is 0-21043.

       We are "incorporating by reference" information into this prospectus, which means we are disclosing important information to you simply by referring you to another document filed separately with the SEC. This prospectus incorporates by reference the following documents that contain important information about us and our financial condition:

       o our Annual Report on Form 10-K, as amended, for our fiscal year ended December 31, 1998;

       o       our Proxy Statement dated July 2, 1999;

       o our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1999, June 30, 1999 and September 30, 1999; and

       o all documents filed by us under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus effective the date those documents are filed.

       If these documents or this prospectus contain conflicting information, the information in the latest filed document or, if applicable, this prospectus should be considered correct.

       You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

       You can obtain the documents incorporated by reference at no cost by contacting us at Pacific Gateway Exchange, Inc., 500 Airport Boulevard, Suite 340, Burlingame, California 94010, telephone number: (650) 375-6700,
Attention: Kimberly Croxson, or on our Web site at www.pgexch.com.

                               LEGAL MATTERS

       The validity of the shares of common stock was passed upon for the Company by Mayer, Brown & Platt, Chicago, Illinois.


                                  EXPERTS

       The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Pacific Gateway Exchange, Inc. for the year ended December 31, 1998 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  PART II
                                  -------

                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution
                  -------------------------------------------

       The following table sets forth various fees and estimated expenses in connection with the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

SEC registration fee ............................................. $ 4,064
Printing expenses ................................................       *
Legal fees and expenses ..........................................       *
Accounting fees and expenses...................................... $ 9,000
Miscellaneous ....................................................       *
                                                                   ----------
                                Total...........................   $     *
                                                                   ==========

----------------------------------
*    to be filed by amendment.


Item 15.     Indemnification of Directors and Officers
             -----------------------------------------

     (a) The Delaware General Corporation Law (the "Delaware GCL") (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, gives a director or officer who successfully defends an action the right to be so indemnified, and authorizes the Company to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or otherwise.

       (b) Article 10 of the Certificate of Incorporation of the Company and Article 8 of the Company's By-laws provides for indemnification of directors and officers to the fullest extent permitted by law. The Company has entered or expects to enter into Indemnity Agreements with each of its directors, a copy of which has been filed as
             Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 000-21043). The Company presently maintains Director's and Officer's insurance with limits up to $10 million.

       (c) In accordance with Section 102(b)(7) of the Delaware GCL, the Company's Certificate of Incorporation provides that directors shall not be personally liable to the Company or its stockholders for monetary damages for breaches of their fiduciary duty as directors except for (1) breaches of their duty of loyalty to the Company or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (3) under Section 174 of the Delaware GCL (unlawful payment of dividends) or (4) transactions from which a director derives an improper personal benefit.

Item 16.          Exhibits
                  --------

       A list of exhibits filed herewith is included on the Exhibit Index immediately following the signature page and is incorporated herein by reference.

Item 17.          Undertakings.
                  ------------

       (a)        The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement:

                           (i)        To include any prospectus required by
                                      Section 10(a)(3) of the Securities Act
                                      of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.
                                      Notwithstanding the foregoing, any
                                      increase or decrease in volume of
                                      securities offered (if the total dollar
                                      value of securities offered would not
                                      exceed that which was registered)
                                      and any deviation from the low or high
                                      end of the estimated maximum offering
                                      range may be reflected in the form of
                                      prospectus filed with the Commission
                                      pursuant to Rule 424(b) if, in the
                                      aggregate, the changes in volume and
                                      price represent no more than a 20%
                                      change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii)      To include any material
                                      information with respect to the
                                      plan of distribution not
                                      previously disclosed in the
                                      Registration Statement or any
                                      material change to such
                                      information in the Registration
                                      Statement;

                                      provided, however, that paragraphs
                                      (a)(1)(i) and (a)(1)(ii) do not apply
                                      if the information required to be
                                      included in a post- effective amendment
                                      by those paragraphs is contained in
                                      periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by mans of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

       Each person whose signature appears below hereby constitutes and appoints Howard A. Neckowitz, Gail E. Granton or James J. Junewicz, the true and lawful attorney-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlingame, State of California, on February 10, 2000.


                                PACIFIC GATEWAY EXCHANGE, INC.


                                By:  /s/ Howard A. Neckowitz
                                    ---------------------------------------
                                      Howard A. Neckowitz
                                      President, Chief Executive Officer and
                                      Chairman of the Board


       Pursuant to the requirements of the Securities Act of 1933, this amended Registration Statement has been signed by the following persons in the capacities indicated on February 10, 2000.


Signature                             Title
---------                             -----


/s/ Howard A. Neckowitz               President, Chief Executive Officer and
-------------------------             Chairman of the Board and Director
Howard A. Neckowitz                   (Principal Executive Officer)


/s/ Gail E. Granton                   Chief Operating Officer, Global Marketing
-------------------------             and Offshore Development,
Gail E. Granton                       Secretary and Director


/s/ Sandra Grey                       Chief Financial Officer
-------------------------             (Principal Financial Officer)
Sandra Grey                           (Principal Accounting Officer)


/s/ Robert Calafell                   Director
-------------------------
Robert Calafell


/s/ Charles M. Dalfen                 Director
-------------------------
Charles M. Dalfen


/s/ James J. Junewicz                 Director
-------------------------
James J. Junewicz


/s/ Barry J. Volante                  Director
-------------------------
Barry J. Volante

                               EXHIBIT INDEX


Exhibit No.          Description of Document                         Page No.
-----------          -----------------------                         --------

   5.1 Opinion of Mayer, Brown & Platt regarding legality of shares*/

                     of common stock

  23.1               Consent of PricewaterhouseCoopers LLP

  23.2               Consent of Mayer, Brown & Platt (to be
                     included in Exhibit 5.1)

  24.1 Power of Attorney (included on the signature page of the Registration Statement)


------------------------------
*/   To be filed by amendment.